Exhibit 99.1

FOR IMMEDIATE RELEASE

March 6, 2009

Citizens Bancshares Corporation Receives $7.462 Million in TARP Funding

Citizens Bancshares Corporation (OTC Bulletin Board: CZBS) (the “Company”), parent company of Citizens Trust Bank, today announced that it has received a $7.462 million investment from the U.S. Department of the Treasury (“Treasury”) under the TARP Capital Purchase Program (the “CPP”).  The CPP is a voluntary program designed to assist financial institutions in increasing the flow of financing to U.S. businesses and consumers as a way of stimulating the U.S. economy.

Under the CPP, the Company has issued 7,462 shares of a Fixed Rate Cumulative Perpetual Preferred Stock, Series A, with a $1,000 per share liquidation value to the Treasury.  At a special meeting of shareholders held on March 2, 2009, the Company received shareholder approval to amend its Amended and Restated Articles of Incorporation to authorize the issuance of 10,000,000 shares of preferred stock. The authorized preferred stock allowed the Company to participate in the CPP.

Mr. James E. Young, President and Chief Executive Officer, commented, “In addition to our already well-capitalized position under current regulatory guidelines, this new equity will enhance our competitive position and increase our capacity to lend.” According to Mr. Young, the additional capital provided through the CPP would enhance the company’s balance sheet and its ability to pursue its disciplined growth strategy, which includes expanding existing customer relationships, adding new customers and pursuing future strategic acquisition opportunities.

As a leader in the financial services industry, Citizens Trust Bank prides itself on offering a full range of quality products and services. Since its inception, the Bank has remained dedicated to the growth and development of communities through superior products and extraordinary service.  Citizens Trust Bank has financial centers throughout metropolitan Atlanta and Columbus, Georgia, and in Birmingham and Eutaw, Alabama. Through its parent company, Citizens Bancshares Corporation, its common stock is offered over-the-counter to the general public under the trading symbol CZBS. For more information please visit Citizens Trust Bank on the web at www.CTBconnect.com.  Citizens Trust Bank — A relationship you can bank on.

This news release contains forward-looking statements and comments on outlook. Any number of conditions may occur, which would affect important factors that may materially change expectations. These factors include, but are not limited to, customer trading activity, changes in technology, shifts in competitive patterns, decisions with regard to products and services, changes in revenues and profits, and significant changes in the market environment regionally or nationally.

Contact:

Citizens Bancshares Corporation

Cynthia N. Day, Chief Operating Officer
(404) 575-8306

SOURCE: Citizens Bancshares Corporation